Exhibit 21.1

Significant Subsidiaries

Listed below are the significant subsidiaries of the Registrant as of December 31, 2013, and the states or jurisdictions in which they are incorporated or organized. The indentation reflects the principal parenting of each subsidiary. The names of other subsidiaries have been omitted from the list below, since they would not constitute, in the aggregate, a significant subsidiary as of December 31, 2013.

Weatherford International Ltd. - Switzerland

Name of Company	Jurisdiction
Weatherford Worldwide Holdings GmbH	Switzerland
Weatherford Financing (Luxembourg) S.a.r.l.	Luxembourg
Weatherford International Ltd.	Bermuda
Weatherford Bermuda Holdings Ltd.	Bermuda
Weatherford Capital Management Services Limited Liability Company	Hungary
Weatherford European Holdings (Luxembourg) SARL	Luxembourg
Weatherford Holdings (Singapore) Pte. Ltd.	Singapore
Weatherford Holdings (BVI) Ltd.	British Virgin Islands
Weatherford Oil Tool Middle East Limited	British Virgin Islands
Weatherford U.S. Holdings, L.L.C.	Delaware
Weatherford Artificial Lift Systems, LLC	Delaware
Precision Drilling Holdings, Inc.	Delaware
Weatherford International, LLC	Delaware
WEUS Holding, LLC	Delaware
Weatherford/Lamb, Inc.	Delaware
Weatherford Luxembourg S.a.r.l.	Luxembourg
Weatherford Investment (Luxembourg) S.a.r.l.	Luxembourg
WOFS Investment Holdings GmbH	Switzerland
Weatherford Canada Ltd.	Canada
Weatherford Canada Partnership	Canada

Weatherford Drilling International Holdings (BVI) Ltd.	British Virgin Islands
Weatherford Switzerland Trading and Development GmbH	Switzerland
Petrowell Limited	U.K.
Chernogornefteservice, LLC	Russia
Nizhnevartovskburneft, CJSC	Russia
NPRS-1, LLC	Russia
Orenburgburneft, CJSC	Russia
STU, LLC	Russia
UKRS, LLC	Russia